Exhibit 99.1

Press Release

Contact: Scott D. Henry
Las Vegas Sands Corp.
(702) 733-5502

Las Vegas Sands Corp. Reports First Quarter Results
Achieves Record Adjusted Property EBITDAR of $166 million

LAS VEGAS — May 3, 2005 — Las Vegas Sands Corp. (NYSE:LVS) today reported financial results for the first quarter ended March 31, 2005. First quarter results reflect solid performance across all of the Company’s properties as well as the overall strength in both the Las Vegas and Macao markets.

Net revenue for the first quarter of 2005 was a record $403.8 million, compared to $239.2 million in the first quarter of 2004. The increase primarily reflects revenues from the Sands Macao casino, which opened in May 2004.

Adjusted net income for the first quarter of 2005 was a record $103.1 million, or $0.29 per diluted share, compared to adjusted net income of $40.5 million, or $0.12 per diluted share, for the first quarter of 2004. The continuing strength in earnings was driven by revenues from our Sands Macao casino, which opened in May 2004, strong gaming volumes and room-rate gains at the Venetian Casino Resort, and lower interest costs. (See the accompanying tables and footnotes, which reconcile net income and income from operations to Adjusted Net Income and Adjusted Property EBITDAR and show the effect of tax adjustments on 2004 adjusted pro forma net income. See also Note 1 at the end of this release.)

Adjusted net income and adjusted earnings per diluted share during the first quarter of 2005 exclude a loss on disposal of assets, development expenses, a loss on early retirement of debt, and an unusually large charitable contribution to the Solomon R. Guggenheim Museum. Adjusted net income and adjusted earnings per diluted share during the first quarter of 2004 exclude a loss on disposal of assets and pre-opening and development expenses and include a pro-forma provision for income taxes calculated as if the company were a tax-paying entity in 2004. On a GAAP (Generally Accepted Accounting Principles) basis, net income was $7.1 million, or $0.02 per diluted share, in the first quarter of 2005 as compared to net income of $49.9 million, $0.15 per diluted share, in the first quarter of 2004.

Adjusted Property EBITDAR in the first quarter of 2005 was a record $166.2 million, an increase of 49.2 percent when compared to $111.4 million in the year-ago quarter.

Operating Income during the first quarter of 2005 rose to a record $125.3 million as compared to $82.3 million reported in the first quarter of 2004.

“We delivered solid first quarter operating results both in Las Vegas and Macao,” said William P. Weidner, President and Chief Operating Officer. “In Las Vegas, we continued to benefit from strong casino demand, achieving record table drop and slot handle in the first quarter. Hotel metrics in the quarter also were very strong, and March represented a record month in the history of the property in terms of both average daily room rate (“ADR”) and total room revenue. Our forward bookings into the second quarter look strong.

“Additionally, we continue to make progress on our targeted capital expenditure program designed to enhance our competitive position and to take advantage of the strong demand trends in Las Vegas and our cross-marketing opportunities with Macao. At The Venetian, we completed the renovation of our high-end suite offerings, which provided immediate benefits after their opening in February, and on April 26, 2005 we opened the high-end Paiza Club.”

Weidner added, “We have a solid market position in Macao and trends remain positive across the board. We experienced our highest quarterly gaming volumes yet in Macau during the first quarter of 2005 and March represented our strongest month to date. Win per customer is improving and our VIP business, which we formally launched in March, is growing nicely. Rolling chip volume, the primary measure of VIP business in Macao, has more than tripled since we formally launched the program in March. We believe the mass market is growing significantly faster than the overall market in Macao, and we plan to launch a series of marketing programs this summer in order to bolster our current position and capture additional market share.”

Venetian Hotel Resort Casino First Quarter Operating Results

Casino volumes were very strong in the first quarter of 2005. Table games drop increased 19.1% from the year-ago quarter to an all-time record of $309.1 million, and slot machine handle (volume) increased 4.5% from the year-ago quarter to a first-quarter record of $504.4 million. Casino revenues, despite the difficult year-over-year comparison in table games win percentage, were essentially flat at $94.7 million in the first quarter of 2005. Table games win percentage (calculated before discounts) was above the normal range in the first quarter of 2005 at 23.8 percent but well below last year’s very high 28.0 percent. Casino win percentage is reasonably predictable over time but can fluctuate significantly over shorter periods, such as between fiscal quarters.

The Venetian’s ADR was $243 during the first quarter of 2005, as compared to $235 during the prior year’s first quarter. The Venetian’s occupancy of available guestrooms was 97.8 percent during the first quarter of 2005, compared with 98.9 percent during the prior year’s first quarter, generating revenue per available room (REVPAR) of $237 during the first quarter of 2005, as compared to $233 in the first quarter of 2004. Hotel revenues were $85.4 million during the first quarter of 2005 and 2004.

Food and beverage revenues were $33.0 million in the first quarter of 2005, an increase of 0.9 percent when compared to $32.7 million in the first quarter of 2004. Retail and other operating revenues were $10.8 million in the first quarter of 2005, as compared to $10.4 million during the first quarter of 2004.

In the first quarter of 2005, The Venetian reported Adjusted Property EBITDAR of $90.5 million as compared to $103.6 million (including $7.5 million of Grand Canal Shops and related EBITDAR) in the year-ago quarter.

Operating Income during the first quarter of 2005 was $73.8 million as compared to $85.0 million (including $3.8 million of Grand Canal Shops operating income) reported in the first quarter of 2004.

Sands Macao First Quarter Operating Results

Consistent with the Macao market’s convention, we view our table games business at the Sands Macao as consisting of two segments: 1) Rolling Chip play, which is all VIP play, and 2) Non-Rolling Chip play, the majority of which consists of non-VIP players. The volume measurement for Rolling Chip play is the value of non-negotiable gaming chips wagered and lost. The volume measurement for Non-Rolling Chip is similar to drop as used in Las Vegas, meaning the amount of gaming chips originally purchased by the player. It is important to note that Rolling Chip volume and Non-Rolling Chip volume are not equivalent; because Rolling Chip volume is a measure of amounts wagered versus dropped, Rolling Chip volume is significantly higher than drop, and win percentage associated with Rolling Chip volume is significantly lower than win percentage associated with drop.

Rolling Chip volume was $855.7 million in the first quarter of 2005. Table games drop for the Non-Rolling Chip segment was $855.4 million in the first quarter of 2005. Rolling Chip volume increased four-fold from January to March during the quarter as we actively introduced Rolling Chip play in our Paiza Club. Based on preliminary counts, Rolling Chip volumes continued to grow materially during April.

We analyze our table games win percentage differently for our two Macao market segments. We view Rolling Chip win as a percentage of Rolling Chip volume, and we view Non-Rolling Chip win as a percentage of drop. Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.1% in the quarter. Non-Rolling Chip table games win percentage (calculated before discounts and incentives) was 17.2% in the first quarter of 2005.

Slot handle (volume) for the first quarter was $138.6 million.

Casino revenues were $171.0 million in the first quarter 2005. In the first quarter of 2005, the Sands Macao reported Adjusted Property EBITDAR of $67.8 million. Operating Income at the Sands Macao during the first quarter of 2005 was $60.5 million.

Sands Expo and Convention Center Operating Results

The Sands Expo and Convention Center generated $18.8 million of net revenues and $7.9 million of Adjusted EBITDAR for the first quarter 2005 as compared to net revenues of $19.2 million and Adjusted EBITDAR of $7.8 million during the first quarter of 2004. Operating income was $7.0 million during the first quarter of 2005 as compared to $6.9 million during the first quarter of 2004.

Other Factors Affecting Earnings

Interest expense, net of amounts capitalized, was $27.1 million for the first quarter of 2005, of which $2.2 million was related to the Sands Macao Casino and $1.8 million was related to the Sands Expo and Convention Center, as compared to net interest expense of $32.8 million during the first quarter of 2004. The decrease was a result of the retirement of $843.6 million of 11% Mortgage Notes, which were replaced with a combination of bonds bearing interest at a rate of 6.375% and lower cost bank debt. Capitalized interest was $4.1 million during the first quarter of 2005 as compared to $1.2 million during the first quarter of 2004.

Depreciation expense was $20.0 million for the first quarter of 2005, as compared to $15.5 million for the first quarter of 2004. The increase primarily reflected the opening of the Sands Macao in the second quarter of 2004 when depreciation of that asset commenced.

Development expenses related to the Venetian Macao, United Kingdom, Singapore, and other projects were $5.2 million in the first quarter of 2005 compared to $0.5 million in the first quarter of 2004. The company had no pre-opening expenses during the first quarter of 2005 and had $7.8 million of pre-opening expenses, of which $7.0 million related to the Sands Macao and $0.8 million related to The Venetian, in the first quarter of 2004.

Scott D. Henry, Chief Financial Officer, stated, “As we previously announced, we incurred a $132.8 million pre-tax charge to first quarter net income due to a loss on the early retirement of debt in connection with our first quarter refinancing efforts. During the period, we successfully closed a $1.620 billion amended senior secured credit facility, issued $250 million principal amount of 6.375% Senior Notes, and retired $843.6 million principal amount of 11% Mortgage Notes. These actions are expected to lower our interest expense by approximately $70.1 million on an annualized basis (based on current three-month LIBOR rates of 3.19%) and result in greater financial flexibility. This is particularly important as we execute our current development plans in Las Vegas and Macao and evaluate additional opportunities in both new and existing markets.”

Balance Sheet Items

Unrestricted cash balances at March 31, 2005 were $800.0 million while restricted cash balances were $382.0 million. Of the restricted cash balances, $359.2 million is restricted for construction of the Palazzo Casino Resort.

Total debt outstanding including the current portion at March 31, 2005 was $1.498 billion, of which $170.0 million is related to the company’s Macao subsidiaries.

Capital Expenditures

Capital expenditures during the first quarter of 2005 totaled $152.2 million. Of this total, $26.1 million was utilized for improvements and maintenance capital expenditures at The Venetian in Las Vegas; $48.6 million was utilized for construction and development activities in Macao, and $77.5 million was utilized for construction and development activities for the Palazzo in Las Vegas.

Weidner continued, “Looking ahead, the development pipeline remains robust. We are actively pursuing opportunities worldwide from Singapore to Pennsylvania. We were recently named to the group of companies which will participate in the next round of bidding for a gaming license in Singapore and look forward to a continuing dialogue with the Singapore government and the opportunity to build a destination resort of which all Singaporeans will be proud.” A decision by the Singapore Government is not expected until at least year-end 2005. Weidner closed by saying: “We continue to be committed to our plans to develop the Cotai Strip™ in Macao. During the first quarter we unveiled our master plan for the Cotai Strip at a press conference where we identified the world-class hotel brands that will be joining us in this historic effort. The Macao government reaffirmed its support for our plan and noted its importance in making Macao a world-class tourist destination.”

Conference Call Information

The Company’s first quarter 2005 conference call will be held Tuesday, May 3, 2005 at 10:00 a.m. PDT (1:00 p.m. EDT). Interested parties are invited to join the call by dialing (800) 599-9816, and using access code 39591245. International callers, please dial (617) 847-8705 and use the same access code. The conference call will also be available through a live audio webcast at www.lasvegassands.com (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and (617) 801-6888, access code 39910533 from May 3, 2005 at approximately 12:00 p.m. PDT (3:00 p.m. EDT) through May 10, 2005.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

(1)	Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with GAAP. Reconciliations of GAAP income from continuing operations and EPS to Adjusted Earnings and EPS are included in the financial schedules accompanying this release.

(tables to follow)

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands,except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Revenues:
Casino	$265,786	$94,708
Rooms	86,077	85,367
Food and beverage	43,489	32,655
Grand Canal Shops	—	10,621
Retail	2,155	2,208
Other	26,299	27,387

	423,806	252,946
Less - Promotional Allowances	(20,012)	(13,760)

	403,794	239,186

Operating Costs and Expenses:
Casino-Hotel operations	237,568	122,927
Grand Canal Shops operations	—	4,878
Rental expense	3,705	2,654
Corporate expense	10,882	2,501
Pre-opening expense	—	7,843
Development expense	5,175	536
Depreciation and amortization	19,965	15,527
Loss on disposal of assets	1,163	24

	278,458	156,890

Operating income	125,336	82,296

Interest expense, net of amounts capitalized	(27,083)	(32,827)
Interest income	7,394	456
Other income (expense)	—	(9)
Loss on early retirement of debt	(132,834)	—

Income (loss) before income taxes	(27,187)	49,916

Benefit for income taxes	34,299	—

Net income	$7,112	$49,916

Basic income (loss) per share	$0.02	$0.15
Diluted income (loss) per share	$0.02	$0.15

Unaudited pro forma data
(reflecting change in tax status)(1)
Income before income taxes	n/a	$49,916
Pro forma provision for income taxes	n/a	$(17,516)

Pro forma net income	n/a	$32,400

Unaudited pro forma per share data
(reflecting change in tax status)(1)
Basic pro forma net income (loss) per share	n/a	$0.10
Diluted pro forma net income (loss) per share	n/a	$0.10

Weighted average shares outstanding
Basic	354,160,692	324,658,394
Diluted	355,029,968	325,190,459

(1)	The Company converted from a flow through tax entity (Subchapter S Corporation) to a taxable entity (C Corporation) during mid December 2004.

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data-Adjusted net income and EPS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Net income (pro forma net income for 2004) (see page 6)	$7,112	$32,400

Loss on disposal of assets, net(1)	1,163	16
Pre-opening expenses	—	7,525
Development expenses, net(1)	4,887	536
Charitable contributions, net(1)	3,575	—
Loss on early retirement of debt, net(1)	86,342	—

Adjusted net income(2)	$103,079	$40,477

Per diluted share of common stock:
Net income (pro forma net income for 2004)(see page 6)	$0.02	$0.10
Loss on disposal of assets, net(1)	0.01	0.00
Pre-opening expenses	—	0.02
Development expenses, net(1)	0.01	0.00
Charitable contributions, net(1)	0.01	—
Loss on early retirement of debt, net(1)	0.24	—

Adjusted EPS(2)	$0.29	$0.12

Weighted average diluted shares outstanding	355,029,968	325,190,459

(1)	Calculated net of estimated pro forma tax effect.

(2)	Adjusted net income and Adjusted EPS are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. Management also believes that these measures are considered by many to be more useful measures on which to base expectations of future results than net income and EPS computed in accordance with generally accepted accounting principles (“GAAP”).

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data — Net Revenues by Resort
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Venetian Casino Resort	$209,905	$209,380
Sands Macao	175,056	—
Sands Expo and Convention Center	18,833	19,185
Grand Canal Shops	—	10,621

	$403,794	$239,186

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income to EBITDA and Adjusted Property EBITDAR

	Three Months Ended March 31, 2005

	Operating Income (Loss)	Depreciation and Amortization	Loss on Disposal of Assets	Adjusted EBITDA	Development Expenses	Corporate Expense	Rent	Adjusted Property EBITDAR

Venetian Resort	$73,761	$13,445	$—	$87,206	$—	$—	$3,299	$90,505

Sands Macao	60,509	5,824	—	66,333	1,269	—	203	67,805

Sands Expo Center	7,017	696	—	7,713	—	—	203	7,916

Other development	(5,069)	—	1,163	(3,906)	3,906	—	—	—

Corporate	(10,882)	—	—	(10,882)	—	10,882	—	—

	$125,336	$19,965	$1,163	$146,464	$5,175	$10,882	$3,705	$166,226

	Three Months Ended March 31, 2004

	Operating Income (Loss)	Depreciation and Amortization	Loss on Disposal of Assets	Adjusted EBITDA	Pre-Opening and Development Expenses	Corporate Expense	Rent	Adjusted Property EBITDAR

Venetian Resort	$81,264	$13,373	$24	$94,661	$1,354	$—	$1,822	$97,837

Grand Canal Shops	3,765	1,346	—	5,111	—	—	629	5,740

Sands Macao	(7,087)	62	—	(7,025)	7,025	—	—	—

Sands Expo Center	6,855	746	—	7,601	—	—	203	7,804

Corporate	(2,501)	—	—	(2,501)	—	2,501	—	—

	$82,296	$15,527	$24	$97,847	$8,379	$2,501	$2,654	$111,381

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended March 31,
	2005	2004

Net Income	$7,112	$49,916
Add (Deduct) :
Benefit for income taxes	(34,299)	—
Other income (expense)	—	9
Interest income	(7,394)	(456)
Interest expense	27,083	32,827
Loss on early retirement of debt	132,834	—
Loss on disposal of assets	1,163	24
Depreciation and amortization	19,965	15,527

EBITDA	146,464	97,847

Add :
Rental expense	3,705	2,654
Pre-opening expense	—	7,843
Development expense	5,175	536
Corporate expense	10,882	2,501

Adjusted Property EBITDAR	$166,226	$111,381

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Total Adjusted Property EBITDAR(1):	$166,226	$111,381

Room Statistics for the Venetian:
Occupancy %	97.8%	98.9%
Average Daily Room Rate (ADR)(2)	$243	$235
Revenue per available room (REVPAR)(3)	$237	$233

Other information:
Venetian:
Table games win per unit per day(4)	$6,105	$6,164
Slot Machine win per unit per day(5)	$176	$171
Average number of table games	134	130
Average number of slot machines	1,993	2,002

Sands Macao:
Table games win per unit per day(4)	$5,467	$—
Slot Machine win per unit per day	$179	$—
Average number of table games	336	—
Average number of slot machines	764	—

(1)	Adjusted EBITDAR consists of operating income before depreciation, amortization, rent, pre-opening expense, development expense, the gain/loss on disposition of assets and corporate expenses. Adjusted EBITDAR and EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes Adjusted EBITDAR to compare the operating profitability of its casinos with those of its competitors. Rental expense is added to EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands Corp. is also presenting Adjusted EBITDAR because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands Corp. have historically excluded pre-opening expenses, which are non-recurring or infrequent, and corporate expenses, which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating Adjusted EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in Adjusted EBITDAR and (2) how Adjusted EBITDAR compares to levels of debt and interest expense. However, Adjusted EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands Corp. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDAR. Not all companies calculate EBITDAR in the same manner. As a result, Adjusted EBITDAR as presented by Las Vegas Sands Corp. may not be comparable to similarly titled measures presented by other companies. Adjusted Property EBITDAR consists of adjusted EBITDAR for a particular property, such as The Venetian in Las Vegas and the Sands Macao in Macao.

(2)	ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3)	REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

(4)	Table games win per unit per day shown before discounts and commissions.

(5)	Slot machine win per unit per day includes slot points.